United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2015

Home BancShares, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	000-51904	71-0682831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (501) 328-4770

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On April 1, 2015, Home BancShares, Inc. (the "Company") issued a press release announcing that its wholly owned subsidiary, Centennial Bank, has acquired a pool of loans from J.C. Flowers & Co. and plans to open a loan production office in New York, New York. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 8.01. Other Events.

On April 1, 2015, the Company's wholly-owned bank subsidiary, Centennial Bank, entered into an agreement with AM PR LLC, an affiliate of J.C. Flowers & Co. (collectively, the "Seller") to purchase a pool of national commercial real estate loans totaling approximately $289.1 million for a purchase price of 99% of the total principal value of the acquired loans. The purchase of the loans was completed on April 1, 2015. The acquired loans were originated by the former Doral Bank within its Doral Property Finance portfolio and were transferred to the Seller by Banco Popular of Puerto Rico upon its acquisition of the assets and liabilities of Doral Bank from the Federal Deposit Insurance Corporation, as receiver for the failed Doral Bank. In connection with this acquisition of loans, Centennial Bank has notified the state banking regulators in Arkansas and New York that it plans to establish a new loan production office in New York, New York.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press Release: Home BancShares Announces the Acquisition of $289.1 Million in Loans and Plans to Open Loan Production Office in New York.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc. (Registrant)
April 1, 2015 (Date)	/s/ BRIAN DAVIS Brian Davis Chief Accounting Officer